ACQUISITION AGREEMENT

    This Acquisition Agreement ("Agreement") by and between eConnect a Nevada corporation ("Company"), and eBet.com, Inc., a Nevada corporation ("eBet"), is made this 12th day of August, 1999.

    WHEREAS, eBet if the owner of certain technology in connection with on-line wagering ("Assets"); and

    WHEREAS, the Company desires to acquire all right, title, and interest in this technology from eBet on the terms and conditions set forth in this agreement.

    NOW, THEREFORE, in consideration of the promises and mutual agreements, provisions and covenants herein contained, the undersigned parties agree as follows:

1.      Purchase of Website.

    The Company shall purchase the Assets from eBet on the following payment terms and conditions: (a) four hundred thousand (400,000) free trading shares of the Company and one million (1,000,000) restricted shares of the Company (paid to the shareholders of eBet); and (b) one million two hundred thousand (1,200,000) free trading shares of the Company paid to the principal of this firm (Edward James Wexler). In addition, the Company shall pay a total of $225,000 to satisfy the creditors of eBet and for other development costs in connection with the acquisition.

2.      Representations and Warranties of eBet.

    eBet covenants, represents and warrants to the Company that:

(a) Ownership of Website. eBet owns all right, title, and interest in the Assets, and owns and holds all necessary trademarks, service marks, trade names, copyrights, patents, domain names and proprietary information, and other rights necessary to do its business as now conducted or proposed to be conducted.

(b) Information. It is understood by the parties that neither eBet nor any of his agents, servants or employees are making any representation with respect to any activity of any other firm, person, or corporation. eBet does however represent and warrant that the information furnished by eBet, its agents, servants or employees for and on behalf of the Company by is true, correct and accurate.

(c) Compliance with Laws. eBet has complied with, and is not in violation of any applicable Federal, State, or local statutes, laws, and regulations affecting its properties or the operation of its business.

(d) Litigation. eBet is not involved as a defendant or plaintiff in any suit, action, arbitration, or legal, administrative or other proceeding, which to the best knowledge of eBet would affect eBet or his business, assets, or financial condition in a negative manner; or, governmental investigation which is pending; or, to the best of the knowledge of eBet, threatened against or affecting eBet or his business assets or financial condition. eBet is not in default with respect to any order, writ, injunction or decree of any Federal, State, local/foreign court, department, agency, or instrumentality applicable to it.

(e) Authority. eBet has full power and authority to execute, deliver, and perform this agreement, and this agreement is a legal, valid, and binding obligation of eBet, and is enforceable in accordance with its terms and conditions.

(f) Ability to Carry Out Obligations. The execution and delivery of this agreement by eBet and the performance by eBet of his obligations hereunder in the time and manner contemplated will not cause, constitute, or conflict with, or result in any of the following: (a) a breach or violation of any provisions of or constitute a default under any license, indenture, mortgage instrument, article of incorporation, bylaw, other agreement or instrument to which eBet is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those required, (b) any event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of eBet, or, (c) an event that would result in the creation or imposition of any lien, charge, encumbrance on the asset of eBet.

(g) Full Disclosure. None of the representations and warranties made by eBet herein, or any exhibit, certificate or memorandum furnished or to be furnished by eBet on behalf of eBet, contains or will contain any untrue statement of material fact, or omit any material fact, the omission of which would be misleading.

3.   Representations and Warranties of The Company.

   The Company covenants, represents and warrants to eBet that:

(a) Information. It is understood by the parties that neither the Company nor any of his agents, servants or employees are making any representation with respect to any activity of any other firm, person, or corporation. The Company does however represent and warrant that the information furnished by the Company, its agents, servants or employees for and on behalf of the Company is true, correct and accurate.

(c) Compliance with Laws. The Company has complied with, and is not in violation of any applicable federal, state, or local statutes, laws, and regulations affecting its properties or the operation of its business.

(d) Litigation. The Company is not involved as a defendant or plaintiff in any suit, action, arbitration, or legal, administrative or other proceeding, which to the best knowledge of the Company would affect the Company or his business, assets, or financial condition in a negative manner; or, governmental investigation which is pending; or, to the best of the knowledge of the Company, threatened against or affecting the Company or its business assets or financial condition. The Company is not in default with respect to any order, writ, injunction or decree of any federal, state, local/foreign court, department, agency, or instrumentality applicable to it.

(e) Authority. The Company has full power and authority to execute, deliver, and perform this agreement, and this agreement is a legal, valid, and binding obligation of the Company, and is enforceable in accordance with its terms and conditions.

(f) Ability to Carry Out Obligations. The execution and delivery of this agreement by the Company and the performance by the Company of its obligations hereunder in the time and manner contemplated will not cause, constitute, or conflict with, or result in any of the following: (a) a breach or violation of any provisions of or constitute a default under any license, indenture, mortgage instrument, article of incorporation, bylaw, other agreement or instrument to which the Company is a party, or by which it may be bound, nor will any consents or authorizations of any party other than those required, (b) any event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of the Company, or, (c) an event that would result in the creation or imposition of any lien, charge, encumbrance on the asset of the Company.

(g) Full Disclosure. None of the representations and warranties made by the Company herein, or any exhibit, certificate or memorandum furnished or to be furnished by the Company on behalf of the Company, contains or will contain any untrue statement of material fact, or omit any material fact, the omission of which would be misleading, provided that the auditor of the Company's financial statements shall be ultimately responsible for certifying the truth and accuracy of the Company's audited financial statement.

4. Covenants Prior to and Subsequent to Closing. It is agreed between the parties hereto that representatives of the Company may visit the offices of eBet to obtain copies of data contained in all currently active files or current contracts and agreements of any and all categories of business, with any company or person, as related to the Assets. Any and all such data and documentation not previously released by eBet, and being currently in the possession of eBet, shall be delivered into hands of the officers of the Company. Such data and documentation shall include all copies of files, documents, shareholders and directors minutes, minute books/records, etc., at the earliest possible time, on or after the effective date hereof.

5.   Conditions Precedent to Performance by Parties.

(a) Conditions. The parties to this agreement and the obligations hereunder shall be subject to the satisfaction at closing of all the conditions set forth above.

(b) Accuracy of Representations. Except as otherwise permitted by this agreement, all representations and warranties by either party in agreement or in any other written statement delivered to the other under this agreement shall be true and accurate on and as of the effective date as though made at this time.

(c) Performance. The parties shall have performed, satisfied and complied with all covenants, agreements and conditions required by this agreement to be performed or complied with it on or before the effective date.

(d) Absence of Litigation. No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this agreement or its consummation, shall have been instituted or threatened against either the Company or eBet on or before the effective date. No action, suit, or other proceeding before any court or other governmental body or authority that could jeopardize or put at risk of loss, the current assets of eBet or the Company, shall have been instituted or threatened against either on or before the effective date of this agreement. eBet and/or the Company shall resolve in its favor any dispute, action, or threatened legal action, from any court or any governmental body, prior to the effective date of this agreement, in the event any such action or so threat of action should currently exist. Any dispute in which eBet or the Company may have a part, any action, suit or proceeding by any person, entity, court or governmental body or authority against eBet and/or the Company left unresolved on the effective date of this agreement, shall immediately render this Agreement, on that date forever null and void, without further notice from either eBet or the Company.

6.    Miscellaneous.

(a)   Access to Books and Records.

To enable the Company to coordinate the activities of eBet with those of the Company on and after the Effective Date, eBet shall, before the Effective Date, afford to the officers and authorized representatives of the Company free and full access to the plants, properties, books and records of eBet, and the officers of eBet will furnish the Company with financial and operating data and other information as to the business and properties of related to the Assets as the Company shall from time to time reasonably request. The Company and eBet agree that, unless and until the acquisition contemplated by this Agreement has been consummated, the Company and eBet and their officers and representatives will hold in strict confidence all data and information obtained from one another as long as it is not in the public domain, and if the merger provided for is not consummated as contemplated, the Company and eBet will each return to the other party all data as the other party may reasonably request.

(b)   Non-Competition.

The signatory on behalf of eBet agrees that for a period of two
(2) years after the Effective Date of this Agreement, he shall not, directly or indirectly, own, manage, operate, control, be employed by, perform services for, consult with, solicit business for, participate in, or be connected with the ownership, management, operation, or control of any business which performs services materially similar to or competitive with those provided by the Website.

(c)   Rights Cumulative; Waivers.

The rights of each of the parties under this Agreement are cumulative. The rights of each of the parties hereunder shall not be capable of being waived or varied other than by an express waiver or variation in writing. Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right. Any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right. No act or course of conduct or negotiation on the part of any party shall in any way preclude such party from exercising any such right or constitute a suspension or any variation of any such right.

(d)   Benefit; Successors Bound.

This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights, and benefits hereof, shall be binding upon, and shall inure to the benefit of, the undersigned parties and their heirs, executors, administrators, representatives, successors, and permitted assigns.

(e)   Entire Agreement.

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. There are no promises, agreements, conditions, undertakings, understandings, warranties, covenants or representations, oral or written, express or implied, between them with respect to this Agreement or the matters described in this Agreement, except as set forth in this Agreement. Any such negotiations, promises, or understandings shall not be used to interpret or constitute this Agreement.

(f)   Assignment.

Neither this Agreement nor any other benefit to accrue hereunder shall be assigned or transferred by either party, either in whole or in part, without the written consent of the other party, and any purported assignment in violation hereof shall be void.

(g)   Amendment.

This Agreement may be amended only by an instrument in writing executed by all the -parties hereto.

(h)   Severability.

Each part of this Agreement is intended to be severable. In the event that any provision of this Agreement is found by any court or other authority of competent jurisdiction to be illegal or unenforceable, such provision shall be severed or modified to the extent necessary to render it enforceable and as so severed or modified, this Agreement shall continue in full force and effect.

(i)   Section Headings.

The Section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.


(j)   Construction.

Unless the context otherwise requires, when used herein, the singular shall be deemed to include the plural, the plural shall be deemed to include each of the singular, and pronouns of one or no gender shall be deemed to include the equivalent pronoun of the other or no gender.

(k)   Further Assurances.

In addition to the instruments and documents to be made, executed and delivered pursuant to this Agreement, the parties hereto agree to make, execute and deliver or cause to be made, executed and delivered, to the requesting party such other instruments and to take such other actions as the requesting party may reasonably require to carry out the terms of this Agreement and the transactions contemplated hereby.

(l)   Notices.

Any notice which is required or desired under this Agreement shall be given in writing and may be sent by personal delivery or by mail (either a. United States mail, postage prepaid, or by. Federal Express or similar generally recognized overnight carrier), addressed as follows (subject to the right to designate a different address by notice similarly given):

To the Company:
Mr. Thomas S. Hughes
eConnect
2500 Via Cabrillo Marina, Suite 112
San Pedro, California 90731

To eBet:
Mr. James Wexler
25A Harbour Village
Branford, Connecticut 06405

(m)   Governing Law.

This Agreement shall be governed by the interpreted in accordance with the laws of the State of California without reference to its conflicts of laws rules or principles. Each of the parties consents to the exclusive jurisdiction of the federal courts of the State of Nevada in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions.

(n)   Consents.

The person signing this Agreement on behalf of each party hereby represents and warrants that he has the necessary power, consent and authority to execute and deliver this Agreement on behalf of such party.

(o)   Termination of Agreement.

This Agreement shall terminate on the Effective Date unless all actions required under this Agreement have not been fully performed.

(p)   Survival of Provisions.

The representations and warranties contained in this Agreement shall not expire with, and be terminated and extinguished by, this Agreement on the Effective Date.

(q)   Execution in Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

                               eConnect



                               By: /s/Thomas S. Hughes
                                   Thomas S, Hughes, President


                               eBet.com, Inc.



                               By: /s/Edward James Wexler
                                  Edward James Wexler, President